Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	April 22, 2003

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $73.1 million ($7.59 per share) for its first quarter ended March 30, 2003, up from net income of $11.6 million ($1.16 per share) in the first quarter of last year.

Results for the first quarter of 2003 include an after-tax non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share). Results for the first quarter of 2002 included a transitional goodwill impairment loss (after-tax impact of $12.1 million, or $1.27 per share), a charge arising from an early retirement program at Newsweek (after-tax impact of $6.1 million, or $0.64 per share), and a net non-operating gain primarily from the sale of marketable securities (after-tax impact of $3.8 million, or $0.40 per share).

Revenue for the first quarter of 2003 was $640.4 million, up 7 percent from $600.3 million in 2002. The increase in revenue is due mostly to significant revenue growth at the education and cable divisions. Although advertising revenues have suffered due to the war in Iraq, the magazine and newspaper divisions showed modest revenue growth; revenues were down at the broadcast division.

Operating income for the quarter increased 62 percent to $79.1 million, from $48.9 million in 2002. Operating results for 2002 included a $10.3 million pre-tax charge from the Newsweek early retirement program. The Company’s results benefited from significantly improved operating results at the education, cable and newspaper divisions. These factors were offset by a reduction in advertising demand late in the quarter and certain incremental costs due to the war in Iraq, a reduction in operating income at the broadcast division, increased depreciation expense, and a reduced net pension credit.

The Company’s operating income for the first quarter of 2003 includes $13.4 million of net pension credits, compared to $16.1 million in the first quarter of 2002. At December 29, 2002, the Company reduced its assumption on discount rate from 7.0 percent to 6.75 percent. Due to the reduction in the discount rate and lower than expected investment returns in 2002, the pension credit for 2003 is expected to be down by about $10 million compared to 2002, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $204.0 million for the first quarter of 2003, a 2 percent increase from revenue of $200.8 million in the first quarter of 2002. Division operating income increased 22 percent to $21.4 million, from $17.5 million in 2002. The increase in division operating income is primarily attributable to increases in print and online advertising revenue, combined with an 11 percent decrease in newsprint expense at The Post.

Print advertising revenue at The Washington Post newspaper increased slightly to $132.5 million, from $131.5 million in 2002, due to increases in preprint and zone advertising revenue, which more than offset a decrease in classified advertising revenue from volume declines. Recruitment advertising revenue was down $2.3 million due to a 17 percent volume decline. Advertising demand was down late in the quarter due to the war in Iraq.

For the first quarter of 2003, Post daily and Sunday circulation declined 1.9 percent and 1.1 percent, respectively, compared to the first quarter of 2002. For the three months ended March 30, 2003, average daily circulation at The Post totaled 757,000 and average Sunday circulation totaled 1,052,000.

Revenues generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 27 percent to $9.5 million for the first quarter of 2003, versus $7.5 million for 2002. Local and national online advertising revenues grew 78 percent in 2003, while revenue at the Jobs section of washingtonpost.com increased 17 percent.

Television Broadcasting

Revenue for the broadcast division decreased 6 percent in the first quarter of 2003 to $70.8 million, from $75.4 million in 2002, due to significant Olympics related advertising at the Company’s NBC affiliates in 2002 and several days of commercial-free coverage in connection with the war in Iraq. Operating income for the first quarter of 2003 decreased 21 percent to $26.3 million, from $33.6 million in 2002.

In July 2002, WJXT in Jacksonville, Florida began operations as an independent station when its network affiliation with CBS ended.

Magazine Publishing

Revenue for the magazine publishing division totaled $77.5 million for the first quarter of 2003, a 3 percent increase from $75.0 million for the first quarter of 2002.

This increase was primarily due to an 18 percent increase in advertising revenue at Newsweek, as a result of increased ad pages at both the domestic and international editions, as well as an additional issue of the magazine in the first quarter of 2003 versus the first quarter of 2002. This revenue increase was partially offset by reduced advertising demand late in the quarter due to the Iraq war, and a decline in revenue at PostNewsweek Tech Media, whose primary trade show is in the second quarter of 2003, versus the first quarter in 2002.

Magazine division operating income totaled $0.8 million, compared to a loss of $11.6 million for the first quarter of 2002. The improvement in operating results is primarily attributable to a $10.3 million charge in connection with an early retirement program at Newsweek in the first quarter of 2002.

Cable Television

Cable division revenue of $110.4 million for the first quarter of 2003 represents an 8 percent increase over 2002 first quarter revenue of $102.0 million. The 2003 revenue increase is due to continued growth in the division’s cable modem and digital service revenues, offset by lower pay revenues.

Cable division operating income increased 29 percent to $20.8 million in the first quarter of 2003, versus $16.0 million in the first quarter of 2002. The increase in operating income is due mostly to the division’s revenue growth, offset by higher depreciation expense and increased programming expense.

The increase in depreciation expense is due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. The cable division began its rollout plan for these services in the third quarter of 2000. At March 31, 2003, the cable division had approximately 210,500 digital cable subscribers, representing a 30 percent penetration of the subscriber base in the markets where digital services are offered. Digital services are offered in markets serving 99 percent of the cable division’s subscriber base. The initial rollout plan for the new digital cable services included an offer for the cable division’s customers to obtain these services free for one year. At the end of March 2003, the cable division had about 205,300 paying digital subscribers.

At March 31, 2003, the cable division had 719,300 basic subscribers, lower than 751,700 basic subscribers at the end of March 2002 but up slightly from 718,000 basic subscribers at the end of December 2002. At March 31, 2003, the cable division had 95,800 CableONE.net service subscribers, compared to 53,100 at the end of March 2002, due to a large increase in the Company’s cable modem deployment (offered to 97 percent of homes passed at the end of March 2003) and take-up rates.

At March 31, 2003, Revenue Generating Units (RGUs), representing the sum of basic, digital and high-speed data customers, as defined by the NCTA Standard Reporting Categories, totaled 1,020,500, compared to 870,000 as of March 31, 2002.

Education

Education division revenue totaled $177.8 million for the first quarter of 2003, a 21 percent increase over revenue of $147.1 million for the same period of 2002. Kaplan reported operating income for the first quarter of 2003 of $15.9 million, compared to an operating loss of $0.6 million in the first quarter of 2002. Approximately 20 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division. A summary of first quarter operating results is as follows:

(in thousands)	First Quarter
	2003	2002	% Change
Revenue
Supplemental education	$98,182	$90,750	8
Higher education	79,596	56,331	41

	$177,778	$147,081	21

Operating income (loss)
Supplemental education	$18,552	$13,204	41
Higher education	14,922	8,886	68
Kaplan corporate overhead	(7,440)	(5,902)	(26)
Other*	(10,107)	(16,738)	40

	$15,927	$(550)	—

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training, and Score! businesses. The improvement in supplemental education results for the first quarter of 2003 is due mostly to increased enrollment at Kaplan’s traditional test preparation business, as well as a significant increase in the professional real estate courses. Score! also contributed to the improved results, with increased enrollment from existing sites and two new centers compared to last year, combined with tight cost controls.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth due to student enrollment increases, high student retention rates, and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, including expenses associated with the design and development of educational software that, if successfully completed, will benefit all of Kaplan’s business units.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the first quarter of 2003 and 2002, the Company recorded expense of $10.0 million and $16.6 million, respectively, related to this plan.

On March 31, 2003, Kaplan completed its acquisition of the stock of FTC Holdings Limited (FTC) for £55.3 million ($87.4 million), financed through cash and debt. Headquartered in London, FTC is a leader in test preparation services for accountants and financial services professionals, with 18 training centers in the United Kingdom and a growing presence in Asia, including operations in Hong Kong and Singapore.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2003 was $2.6 million, compared to losses of $6.5 million for the first quarter of 2002. The Company’s affiliate investments consist of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. The reduction in first quarter 2003 affiliate losses is primarily attributable to improved operating results at BrassRing.

On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and the Company recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $48.1 million for the first quarter of 2003, compared to non-operating income, net, of $6.5 million for the first quarter of 2002. The 2003 non-operating income is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune. The 2002 non-operating income is comprised mostly of a gain from the sale of marketable securities, offset by write-downs recorded on certain investments.

Net Interest Expense

The Company incurred net interest expense of $7.1 million for the first quarter of 2003, compared to $8.7 million for the same period of the prior year. The reduction is due to lower average borrowings in the first quarter of 2003 versus the same period of the prior year. At March 30, 2003, the Company had $648.5 million in borrowings outstanding at an average interest rate of 4.0 percent.

Provision for Income Taxes

The effective tax rate for the first quarter of 2003 was 37.8 percent, compared to 40.9 percent for the same period of 2002. The 2003 rate benefited from a lower effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune. Excluding the effect of the International Herald

Tribune gain, the Company’s effective tax rate approximated 39.8 percent for the first quarter of 2003. The effective tax rate for 2003 has declined due to an increase in operating earnings.

Cumulative Effect of Change in Accounting Principle

In 2002, the Company completed its transitional goodwill impairment test required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), resulting in an after-tax impairment loss of $12.1 million, or $1.27 per share, related to PostNewsweek Tech Media (part of magazine publishing segment). This loss is included in the Company’s 2002 results as a cumulative effect of change in accounting principle.

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2003 was based on 9,553,000 weighted average shares outstanding, compared to 9,512,000 for the first quarter of 2002. The Company made no repurchases of its stock during the first quarter of 2003.

Stock Options — Change in Accounting Method

Effective the first day of the Company’s 2002 fiscal year, the Company adopted the fair-value-based method of accounting for Company stock options as outlined in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). This change in accounting method was applied prospectively to all awards granted from the beginning of the Company’s fiscal year 2002 and thereafter. Stock options awarded prior to fiscal 2002 are accounted for under the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

The Company recorded $142,000 in Company stock option expense for the first quarter of 2003; there was no Company stock option expense in the first quarter of 2002.

Forward-looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		%
	2003	2002	Change
Operating revenues	$640,440	$600,322	7
Operating expenses	(517,804)	(510,105)	2

	122,636	90,217	36
Depreciation	(43,395)	(41,173)	5
Amortization	(149)	(152)	(2)

Operating income	79,092	48,892	62
Equity in losses of affiliates, net	(2,642)	(6,506)	(59)
Interest income	114	133	(14)
Interest expense	(7,237)	(8,867)	(18)
Other income, net	48,135	6,454	646

Income before income taxes and cumulative effect of change in accounting principle	117,462	40,106	193
Provision for income taxes	(44,400)	(16,400)	171

Income before cumulative effect of change in accounting principle	73,062	23,706	208
Cumulative effect of change in method of accounting for goodwill and other intangible assets	—	(12,100)	—

Net income	73,062	11,606	530
Redeemable preferred stock dividends	(517)	(525)	(2)

Net income available for common stock	$72,545	$11,081	555

Basic earnings per share:
Before cumulative effect of change in accounting principle	$7.62	$2.44	212
Cumulative effect of change in accounting principle	$—	$(1.27)	—

Net income available for common stock	$7.62	$1.17	551

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$7.59	$2.43	212
Cumulative effect of change in accounting principle	$—	$(1.27)	—

Net income available for common stock	$7.59	$1.16	554

Basic average shares outstanding	9,526,000	9,498,000
Diluted average shares outstanding	9,553,000	9,512,000

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2003	2002
Operating Revenues:
Newspaper publishing	$204,040	$200,772	2
Television broadcasting	70,752	75,418	(6)
Magazine publishing	77,502	75,018	3
Cable television	110,368	102,033	8
Education	177,778	147,081	21

	$640,440	$600,322	7

Operating Expenses:
Newspaper publishing	$182,682	$183,229	0
Television broadcasting	44,405	41,867	6
Magazine publishing	76,665	86,596	(11)
Cable television	89,606	85,991	4
Education	161,851	147,631	10
Corporate office	6,139	6,116	0

	$561,348	$551,430	2

Operating Income:
Newspaper publishing	$21,358	$17,543	22
Television broadcasting	26,347	33,551	(21)
Magazine publishing	837	(11,578)	—
Cable television	20,762	16,042	29
Education	15,927	(550)	—
Corporate office	(6,139)	(6,116)	0

	$79,092	$48,892	62

Depreciation:
Newspaper publishing	$11,297	$10,879	4
Television broadcasting	2,746	2,765	(1)
Magazine publishing	952	1,050	(9)
Cable television	22,713	20,479	11
Education	5,687	6,000	(5)

	$43,395	$41,173	5

Amortization:
Newspaper publishing	$4	$4	0
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	38	39	(3)
Education	107	109	(2)

	$149	$152	(2)